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                                                                  Exhibit 3.3


                          AMENDED AND RESTATED

                       ARTICLES OF INCORPORATION

                                   OF

                               SEEC, INC.

         1.    CORPORATE NAME. The name of the Corporation is SEEC, Inc.

         2.    REGISTERED OFFICE. The address of the
Corporation's registered office in this Commonwealth (which is located in Allegheny County) is 5001 Baum Boulevard, Pittsburgh, Pennsylvania 15213.

         3. ORIGINAL INCORPORATION. The Corporation was domesticated in Pennsylvania under the Pennsylvania Business Corporation
Law of 1988, Act of December 21, 1988 (P.L. 1444 No. 177), as amended, on April 23, 1992.

         4.    AUTHORIZED CAPITAL STOCK.

               (a) The Corporation shall have the authority to issue a total of thirty million (30,000,000) shares of capital stock which shall be divided into twenty million (20,000,000) shares of common stock, par value $.01 per share, and ten million (10,000,000) shares of preferred stock, without par value.

               (b) The holders of common stock shall have one vote per share. The common stock shall be subject to the prior rights of holders of any one or more series of preferred stock outstanding, according to the rights and preferences, if any, of such series.

               (c) The preferred stock shall be divided into one or more series as the Board of Directors may determine as hereinafter provided. Each series of preferred stock may have full, limited, multiple, fractional or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as determined by the Board of Directors. The division of the preferred stock into series, the determination of the designation and the number of shares of each such series and the determination of the voting rights, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the shares of each such series may be accomplished by an amendment to this Article 4 solely by action of the Board of Directors which shall have the full authority permitted by law to make such divisions and determinations.

               (d) Unless otherwise required by law or in a resolution or resolutions establishing any particular series of preferred stock, the aggregate number of authorized shares of preferred stock may be increased by an amendment to the Articles of Incorporation approved solely by the holders of common stock and

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any preferred stock entitled pursuant to its voting rights designated by the
Board to vote thereon, voting together as a class.

         5. TERM. The term of the existence of the Corporation shall be perpetual.

         6. POWER. The Corporation shall have unlimited power to engage in and do any lawful business for which corporations may be incorporated under the Business Corporation Law of 1933 and the Business Corporation Law of 1988, each as amended.

         7. PERSONAL LIABILITY OF DIRECTORS. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable, as such, for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless (a) the director has breached or failed to perform the duties of his or her office under these Articles of Incorporation, the bylaws of the Corporation or applicable provisions of law and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

         8.    Subchapters G, H, I and J of Chapter 25 of the
Business Corporation Law of 1988, as amended, 15 Pa. C.S.A. Sections 2561-2567, 2571-2575, 2581-2583 and 2585-2588 shall not be applicable to the Corporation or its shareholders.

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